UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G A/1

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.1)

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.
_____________________________________________
(Name of Issuer)

Class A Common Stock
__________________________
(Title of Class of Securities)

897085106
______________________________________________
(CUSIP Number)

December 31, 2012
______________________________________________

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 897085106		13G A/1
1		NAME OF REPORTING PERSON	WEXFORD CAPITAL LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0%
12		TYPE OF REPORTING PERSON	LP

CUSIP NO. 897085106		13G A/1
1		NAME OF REPORTING PERSON	WEXFORD GP LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 897085106		13G A/1
1		NAME OF REPORTING PERSON	DEBELLO INVESTORS LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 897085106		13G A/1
1		NAME OF REPORTING PERSON	CHARLES E. DAVIDSON
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0%
12		TYPE OF REPORTING PERSON	IN

CUSIP NO. 897085106		13G A/1
1		NAME OF REPORTING PERSON	JOSEPH M. JACOBS
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0%
12		TYPE OF REPORTING PERSON	IN

This Amendment No. 1 (this “Amendment”) modifies and supplements the 13G initially filed on April 11, 2011 (the “Statement”), with respect to the Class A common stock, $0.01 par value per share (the “Common Stock”), of Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation (the “Company”). Except to the extent supplemented by the information contained in this Amendment No. 1, the Statement, as amended as provided herein, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item 1. should be deleted in its entirety and replaced with the following:

Item 1 (a)	Name of Issuer:

Tropicana Las Vegas Hotel and Casino, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

3801 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Item 4.	should be deleted in its entirety and replaced with the following:

Item 4.	Ownership for all Reporting Persons:

(a)         Amount beneficially owned:  0
(b)         Percent of class:  0%
(c)         Number of shares as to which the person has:
(i)  Sole power to vote or to direct the vote: 0
(ii)  Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 0

Item 5.	should be deleted in its entirety and replaced with the following:

Item 5: Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2013	Company Name
DEBELLO INVESTORS LLC

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

WEXFORD CAPITAL LP
By: Wexford GP LLC, its general partner

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

WEXFORD GP LLC

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

/s/ Joseph M. Jacobs
JOSEPH M. JACOBS

/s/ Charles E. Davidson
CHARLES E. DAVIDSON